Exhibit 10.ii.b

PRODUCT SUPPLY AGREEMENT

This agreement is entered into by and between MOSAIC DE ARGENTINA SOCIEDAD ANÓNIMA, herein represented by its legal representatives Sergio Garcia and Enrique Clausen, domiciled at Av. Leandro N. Alem 928 – 9º floor, Buenos Aires, Republica Argentina, MOSAIC FERTILIZANTES DO BRASIL S.A., herein represented in accordance to its articles of incorporation, domiciled at Avenida Morumbi, 8234, 3º andar, CNPJ no. 61.156.501/0001-56, IE no. 103.693.373.118, Sao Paulo, hereinafter and jointly referred to as “Mosaic”, and CARGILL BOLIVIA S.A., herein represented according to its articles of incorporation, domiciled at Caile Andres Manso 248, Santa Cruz, Bolivia, hereinafter referred to as “Cargill”; hereinafter jointly referred to as the “Parties” and, individually, as the “Party”, and they state as follows:

Whereas:

I - Cargill is a company duly incorporated in the Bolivia, which corporate purpose is agribusiness and industrial activity, as well as the import, sale, and distribution of agricultural inputs, including fertilizers and feed products, within the territory of the Republic, within the territory of Bolivia;

II - Mosaic are two industrial and commercial companies incorporated in the Republic of Argentina and Brazil, which corporate purpose is to manufacture and processing, import, export, and distribute fertilizers, feed products and the raw materials used in the elaboration thereof; and

III - The Parties are desire to enter into a commercial relationship with each other, whereby Mosaic will sell to Cargill fertilizer and feed products.

Now, Therefore, in consideration of the mutual covenants set forth herein, the parties hereby agree as follow:

I.	Agreement of purchase and sale

1.1. Mosaic agrees to sell to Cargill, and Cargill agrees to purchase from Mosaic, fertilizer and feed products, hereinafter the “Products”, as agreed upon by the Parties.

1.2. The Products must be supplied in accordance with applicable and existing legislation.

II.	Conditions

2.1. The purchase and sale’s schedule and budget shall be agreed by the Parties, always when necessary, at which time they will determine all the necessary conditions and terms.

III.	Quantity, price and payment terms

3.1. The quantity, price and payment terms for each type of product sold to Cargill by Mosaic will be agreed upon between the Parties prior to the delivery of that lot.

IV.	Trademarks and Registration with Health Authorities

4.1. Mosaic represents and warrants that the trademarks of the Products to be sold to Cargill, as well as the “Mosaic” trademark, are the exclusive property of, or have been licensed to, Mosaic which shall set forth the terms and conditions for their use in Bolivia. Cargill shall request Mosaic’s express authorization in relation to any proposal involving the use of Mosaic trademarks. Mosaic shall conduct, and bear the costs of, all activities necessary to cause its trademarks and licensed trademarks to remain in full force and effect.

4.2. Due to the fact that Cargill will sell products bearing trademarks owned by Mosaic, Cargill undertakes to use them exclusively in connection with the purpose hereof, in the manner set forth herein and only for the period of time hereof.

4.3. All promotional material, literature, brochures, or logotypes related to the products herein and/or product identifications made by Cargill shall be previously authorized by Mosaic, and they shall be in full compliance with Mosaic’s instructions given to that effect.

4.4. Cargill shall seek registration of the Products with health authorities in Bolivia, and it is expressly authorized by Mosaic to do so. Mosaic reserves the right to revoke said authorization in the event of early termination hereof. Mosaic undertakes to fully cooperate with Cargill, and to provide it with anything that may be necessary in order to obtain the registrations referred to above.

V.	Product Preservation and Quality

5.1. Mosaic shall be liable to Cargill and to the purchasers for any quality defects in the Products shipped that may correspond to their production and/or packaging processes.

Any loss and/or deterioration of the Products and/or their quality not originated in the production processes shall be borne by Mosaic until the time of delivery of the products to Cargill, who shall, from there on, be exclusively liable for any loss and/or deterioration of the Products and/or any quality defect not attributable to their production processes and/or packaging processes.

Furthermore, Cargill undertakes to keep its facilities and means of transportation, and/or those third party transportation means that may be occasionally hired for such purposes, in perfect condition of operation.

VI.	Term

6.1. This Agreement shall be effective for one (1) year, as from December 22, 2008, and it shall expire on December 22, 2009.

Upon expiry of the term referred to above, no implicit extension shall occur unless the Parties agree to do so in writing, by means of notice served thirty (30) days prior to the expiration date. Thus, this Agreement shall terminate on the date mentioned in 6.1., regardless of any action by any of the parties which may be deemed to be a continuation of the activity mentioned in this Agreement, even in the event that previously agreed upon transactions are executed after such expiration.

VII.	Cancellation

7.1. This agreement may be cancelled by any of the parties hereof without penalty provided that there is a prior notice in writing at least thirty (30) days in advance by one party to the other.

7.2. Between the date the notice is provided and the date the agreement is actually cancelled Mosaic will continue supplying the products to Cargill as agreed hereunder.

7.3. This agreement may be cancelled regardless of any notice, summons, or judicial or extrajudicial notification of any kind, in the event of breach of any of the clauses hereof by any of the parties hereto, as well as in the event of bankruptcy by any of the parties.

VIII.	General Provisions

8.1. The Parties undertake not to disclose to third parties any information in connection with the development of the business relationship provided for hereunder. This obligation is also applicable to any employee and/or sub-contractor of the Parties, for whose actions the relevant Party shall be fully liable. The confidentiality obligation of the Parties shall survive for a period of three (3) years from the expiration date or the date of termination of the business relationship between the parties, whatever the reasons.

8.2. Severability: If any of the terms and conditions herein is deemed null or void, said term or condition will not affect the validity and enforceability of the remaining terms and conditions, which shall therefore be fully effective. In this case, the term or condition considered null or void will be considered “not written” and the parties will endeavor to find a suitable replacement that is valid and enforceable.

8.3. Entire Agreement: This Agreement evidences the negotiations and constitutes the full and final understanding of the parties, and supersedes any and all other prior agreements and negotiations, whether oral or written, that may exist between the Parties in connection with the purpose set forth herein.

8.4. Governing Law and Jurisdiction: The parties agree to submit any controversy that may arise from, or in connection with, the execution hereof, its content or validity, which may no be resolved by direct negotiation between the parties, to an arbitration proceeding that will take place in the city of Miami, FlorIDA USA, based on the International Arbitration Rules that may be effective at the time the controversy is submitted, at the American Arbitration Association (“AAA”). The arbitration proceeding will take place before an arbitration tribunal composed of three arbitrators, all of whom will be attorneys at law with experience international commerce and finance, fluent in English and Spanish. The arbitrators will be appointed as follows: each party will appoint one arbitrator within ten (10) days from the date written notice is served by the claimant party to the other regarding its wish to submit the controversy to arbitration. Said notification will clearly indicate the nature of the controversy and the remedy seeked. Cargill will appoint one arbitrator, Mosaic will appoint a second arbitrator and, in turn, these two arbitrators will appoint a third arbitrator. If one of the parties fails to appoint an arbitrator within the term mentioned hereof, the Director of AAA will do so in its stead. If the two arbitrators are unable to reach an agreement as to the third arbitrator within ten (10) days of the appointment of the last arbitrator, the Director of AAA will do so. Except for cases where the tribunal rules on the issue of legal costs and legal fees, Cargill and Mosaic will, each, bear the costs related to their respective arbitrators and will divide, equally, the costs related to the third arbitrator as well as any and costs and expenses that may be charged by AAA for the supervision of the arbitration proceeding. For the purpose of execution of the arbitral award, the parties agree to submit to the jurisdiction of the courts of the City of Santa Cruz, Bolivia.

The parties execute this agreement in three (3) copies of equal form and content, in the presence of the witnesses below.

MOSAIC DE ARGENTINA SOCIEDAD ANÔNIMA

MOSAIC FERTILIZANTES DO BRASIL S.A.

CARGILL BOLIVIA S.A.

WITNESSES:

Name:	Name: